Exhibit (p)(8)

April 24, 2009

CODE OF ETHICS OF

GNI CAPITAL, INC.

PREAMBLE

GNI Capital, Inc.(“GNI” or the “Company”) is a federally-registered investment adviser and, as such, is required to establish, maintain and enforce a written code of ethics meeting the requirements of Rule 204A-1 under the Investment Advisers Act of 1940 (“Advisers Act”). In addition, GNI serves as subadviser to registered investment companies and is therefore required to adopt a written code of ethics meeting the requirements of Rule 17j-1 under the Investment Company Act of 1940 (“Investment Company Act”). This Code of Ethics is intended to satisfy the requirements of both Rule 204A-1 and Rule 17j-1.

References to “personnel” or “employee” in this Code refer to persons acting on behalf of GNI and identified by its Chief Compliance Officer (“CCO”) or other officer of the Company as a supervised person of GNI.

OUR AIMS

The Company recognizes and affirms its confidence in the integrity and good faith of all of the Company’s owners, officers, personnel and affiliates. At the same time, the Company recognizes that certain of its personnel have or may obtain knowledge of present or future portfolio transactions made by or for Advisory Clients. Further, these individuals may engage in personal transactions in Securities that are eligible for investment by Advisory Clients and could find themselves in a position where their personal interests conflict with the interests of the Advisory Clients.

Accordingly, the Company has adopted this Code of Ethics with several basic aims:

•                  to establish, maintain and enforce written standards of business conduct required of all those subject to the Code, including meeting the fiduciary duties owed to Advisory Clients,

•                  to prohibit certain types of transactions deemed to create actual conflicts of interest, or the potential for conflicts, and

•                  to establish reporting requirements and enforcement procedures.

No Code of Ethics or procedures promulgated thereunder could predict every possible scenario where a situation could pose a conflict of interest between our personnel and Advisory Clients. Therefore, all personnel are urged to remain alert for possible conflicts as they may arise and to take the appropriate steps in all their activities to treat Advisory Clients fairly and ensure that we meet our legal and fiduciary obligations.

I.  GENERAL STANDARDS OF BUSINESS CONDUCT AND REQUIREMENTS

In recognition of the trust and confidence placed in the Company by its Advisory Clients, the Company adopts the following general standards and requirements to guide the actions of its personnel:

(1)         The interests of the Advisory Clients are paramount. All personnel should conduct themselves and their operations to give maximum effect to this tenet by placing the interests of Advisory Clients before their own.

(2)         Personal transactions in Securities or Funds by personnel should be accomplished so as to avoid even the appearance of a conflict of interest on the part of such persons with the interests of any Advisory Client.

(3)         Personnel should avoid actions or activities that would allow them to inappropriately profit or benefit from their position with respect to an Advisory Client, or otherwise bring into question the individual’s independence or judgment.

(4)         Personnel must at all times comply with all applicable federal and state securities laws.

(5)         Personnel must report any violations of this Code promptly to the CCO.

II.   DEFINITIONS

(1)                                 “Access Person” means:

(A)                             any Supervised Person of the Company:

•      who has access to nonpublic information regarding any Advisory Clients’ purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any Fund for which the Company serves as investment adviser (or subadviser), or

•      who is involved in making securities recommendations to Advisory Clients, or who has access to such recommendations that are nonpublic;

(B)                               any director, officer, general partner or employee of the Company (or of any company in a Control relationship to the Company) who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding, the purchase or sale of Covered Securities by any Fund advised (or subadvised) by the Company, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and

(C)                               any natural person in a Control relationship to the Company who obtains information concerning recommendations made to any Fund advised (or subadvised) by the Company with regard to the purchase or sale of Covered Securities by that Fund.

(Note that if providing investment advice is an adviser’s primary business, all of the adviser’s directors, officers and partners are assumed to be Access Persons.)

(2)                                 “Advisory Client” means any individual, group of individuals, partnership, trust or company or other person, including without limitation a Fund or series thereof, for whom the Company acts as investment adviser or subadviser.

(3)                                 “Beneficial  Ownership” of a Security or Fund shares is to be interpreted in the same manner as it would be under Rule 16a-1 in determining whether a person is the beneficial owner of a security for purposes of Section 16 of the Securities Exchange Act of 1934 (the “1934 Act”). This means that personnel should generally consider themselves the beneficial owner of any Securities in which they have a direct or indirect pecuniary interest, including Securities or Funds held by:

a)              a spouse or minor children,

b)             a relative who shares the individual’s home, or

c)              other persons by reason of any contract,  arrangement, understanding, or relationship that provides the individual with sole or shared voting or investment power over the Securities held by such person.

(4)                                 “Chief Compliance Officer” or “CCO” shall mean the Company’s designated compliance officer. Routine reviews and tasks specified to be made or undertaken by the CCO under this Code may be made by personnel under the supervision of the CCO. Preclearances, non-routine reviews, investigations of possible violations and other similar matters required from or by the CCO under this Code shall be undertaken or given only by the CCO, or in the event of the unavailability of the CCO, by any other member of Senior Management of the Company. Any preclearances, reviews or other matters undertaken under this Code relating to the CCO or the Personal Accounts of the CCO must be undertaken or given by another member of Senior Management of the Company.

(5)                                 “Control” shall generally have the same meaning as that set forth in Section 2(a)(9) of the Advisers Act. Section 2(a)(9) provides that “control” means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company. Ownership of 25% or more of a company’s outstanding voting securities is presumed to give the holder of such Securities control over the company.

(6)                                 “Covered Security” means any Security, except that it shall not include direct obligations of the Government of the United States, bankers’ acceptances, bank certificates of deposit, commercial paper, high-quality short-term debt instruments  (i.e., any instrument that has a maturity at issuance of less than 366 days and that is rated in one of the two highest rating categories by a  Nationally Recognized Statistical Rating Organization), including repurchase agreements, and shares issued by registered open-end mutual funds (unless the Company serves as adviser or subadviser to the Fund). For purposes of this Code, the term “Covered Security” shall include ETFs (exchange-traded funds) regardless of their form of organization, except that it shall not include any ETF that tracks or duplicates a broad-based securities index.

(7)                                 “Fund” means an investment company (including a fund commonly called a “mutual fund”) registered under the Investment Company Act (or a series of such a company) for which the Company acts as adviser or subadviser.

(8)                                 “Initial Public Offering” means an offering of securities registered under the Securities Act of 1933 (the “1933 Act”) the issuer of which, immediately before the registration, was not subject to the reporting requirements of Section 13 or Section 15(d) of the 1934 Act.

(9)                                 “Investment Personnel” means:

a)                             all personnel who, in connection with their regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of Securities by Advisory Clients;

b)                            any natural person in a Control relationship to the Company and who obtains information concerning recommendations made to Advisory Clients regarding the purchase or sale of securities by Advisory Clients.

(10)                           A “Limited Offering” means an offering that is exempt from registration under the 1933 Act pursuant to Section 4(2) or Section 4(6) or pursuant to Rule 504, Rule 505, or Rule 506 under the 1933 Act.

(11)                           A “Personal Account” of an Access Person means any Securities or Fund account in which such Access Person has direct or indirect Beneficial Ownership of the account or Securities held in the account.

(12)                           “Purchase or sale of a Security” includes, among other things, the writing of an option to purchase or sell a Security.

(13)                           “Security” shall have the same meaning as that set forth in Section 2(a)(36) of the Investment Company Act.

(14)                           A “Security Held or to be Acquired” by a Fund means any Security which, within the most recent 15 days, (i) is or has been held by the Fund or (ii) is being or has been considered by the Company for purchase by the Fund. A “Security Held or to be Acquired” also includes any option to purchase or sell, and any Security convertible into or exchangeable for, Securities held or considered for purchase under (i) or (ii).

(15)                           A Security is “being purchased or sold” by an Advisory Client from the time when a recommendation has been communicated to the person who places the buy and sell orders for an Advisory Client until the time when such program has been fully completed or terminated.

(16)                           “Senior Management” of the Company means Philip H. Brice, Kenneth J. Vilcheck, Allen R. Gillespie and Charles L. Norton, along with the Company’s CCO.

(17)                           A “Supervised Person” of the Company means any partner, officer, director (or other person occupying a similar status or performing similar functions), or employee of the Company, or other person who provides investment advice on behalf of the Company and is subject to the supervision and control of the Company.

III.  PROHIBITED TRANSACTIONS

(1)         No Fraud. No Access Person shall, with regard to any Advisory Client or prospective Advisory Client, or in connection with the purchase or sale, directly or indirectly by such Access Person of a Security Held or to be Acquired by any Fund:

(A)              employ any device, scheme, or artifice to defraud any Fund or other Advisory Client or prospective Advisory Client;

(B)                make to any Fund or other Advisory Client or prospective Advisory Client any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the  circumstances under which they are made, not misleading;

(C)                engage in any transaction, act, practice or course of business that operates or would operate as a fraud or deceit upon any Fund or other Advisory Client or prospective Advisory Client; or

(D)               engage in any act, practice or course of business which is fraudulent, deceptive or manipulative.

(2)         No Personal Transactions in Same Security During Black-Out Period. No Access Person may purchase or sell, directly or indirectly, any Covered Security in which such person had, or by reason of such transaction will acquire, any Beneficial Ownership, within 3 days before or after the time that the Access Person knew, or had reason to know, that the same (or a related) Security was being purchased or sold by or for any Advisory Client. Any profits realized on trades within these proscribed periods will be subject to disgorgement.

(3)         No Market Timing. No Access Person may purchase or redeem shares of a Fund in violation of the policies and restrictions set forth in the Fund’s prospectus or other offering document, including but not limited to the restrictions limiting the frequency of transfers into and out of the Fund that are designed to prevent so-called “market timing.”

(4)         No IPOs for Investment Personnel. No Investment Personnel may acquire Covered Securities as part of an Initial Public Offering.

(5)         No Limited Offerings for Investment Personnel Without Preclearance. No Investment Personnel may acquire Covered Securities as part of a Limited Offering without obtaining pre-clearance from the firm’s CCO.

(6)         No Short-Swing Profits. No Access Person shall profit from the purchase and sale, or sale and purchase, of the same (or equivalent) Covered Security within a 60-day period. Profit due to any such short-term trades will be subject to disgorgement.

(7)         No Restricted List Securities. No Access Person may purchase or sell, directly or indirectly, any Security in which such person had, or by reason of such transaction will acquire, any Beneficial Ownership, while the issuer of the Security appears on the firm’s Restricted List.

IV.  PRECLEARANCE OF TRANSACTIONS

(1)         Any transactions required or permitted to be precleared under this Code must be approved by the CCO prior to proceeding with the transaction. Preclearance may be requested by submitting to the CCO a written request on a form prescribed by the CCO for that purpose or otherwise containing the same information as any form prescribed for that purpose. Preclearance of a transaction will remain valid for 24 hours following the preclearance.

(2)         In determining whether to grant preclearance, the CCO shall take into account, among other factors, whether the investment opportunity should be reserved for an Advisory Client and whether the opportunity is being offered to the Access Person by virtue of their position with the Company.

(3)         The following transactions shall be entitled to preclearance, so long as they are otherwise in accordance with this Code, Rule 17j-1, Rule 204A-1 and applicable law:

(A)     Transactions that the CCO believes, upon reasonable inquiry and investigation, to present no reasonable likelihood of harm to any Advisory Client. Factors that may be relevant to formulate such a belief include (without limitation):

(i) The subject Securities are traded in sufficiently broad markets to permit transactions to be completed without any appreciable impact on the market or price of such Securities. This would normally include purchases or sales of up to 1,000 shares of a Security if the issuer has a market capitalization of over $1 billion, even if the Security is being considered for purchase or sale by an Advisory Client, so long as it is not then being purchased or sold.

(ii) The likelihood that the transaction would have an adverse effect on Advisory Clients is remote.

(iii) The transaction would be unlikely to affect a highly institutionalized market.

and/or

(iv) The transaction is clearly not related economically to any Securities to be purchased, sold or held by any Advisory Client accounts.

(B)       Purchases or sales of Securities that are not eligible for purchase or sale by any Advisory Client as determined by reference to the Investment Company Act and regulations thereunder, the investment objectives and policies and investment restrictions of the Advisory Clients and any undertakings made to regulatory authorities.

(C)       Transactions that a majority of the members of Senior Management of the Company, after consideration of all the facts and circumstances, determine to present no reasonable likelihood of harm to any Advisory Client.

V.  EXEMPTED TRANSACTIONS

The prohibitions of Section III of this Code shall not apply to any of the following transactions:

(1)         Purchases or sales of Securities held in accounts over which the Access Person has no direct or indirect influence or control.

(2)         Purchases or sales that are non-volitional on the part of the Access Person, including purchases or sales upon exercise of puts or calls written by the Access Person and sales from a margin account pursuant to a bona fide margin call.

(3)         Purchases that are part of an automatic dividend reinvestment plan or other automated investment plan.

(4)         Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its Securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

(5)         Acquisitions or dispositions of Securities by personal or charitable gift or bequest.

VI.  POLICY STATEMENT ON INSIDER TRADING

The Company forbids any person subject to this Code from trading, either personally or on behalf of others, including in accounts managed by the Company, on the basis of material nonpublic information or communicating material nonpublic information to others in violation of the law. This conduct is frequently referred to as “insider trading.” The Company’s policy applies to every person subject to this Code and extends to activities within and outside their duties at the Company. Any questions regarding the Company’s policy and procedures should be referred to the CCO.

The term “insider trading” is not defined in the federal securities laws but generally is used to refer to the illegal use of material nonpublic information to trade in securities (whether or not one is an “insider”) or to communications of material nonpublic information to others who then trade illegally on the basis of that information.

While the law concerning insider trading is not static, it is generally understood that the law prohibits:

(1)        trading by an insider, while in possession of material nonpublic information, or

(2)        trading by a non-insider, while in possession of material nonpublic information, where the information either was disclosed to the non-insider in violation of an insider’s duty to keep it confidential or was misappropriated, or

(3)        communicating material nonpublic information to others who then trade on the basis of that information.

The concept of “insider” is broad. It includes principals, associates, and employees of a company. In addition, a person can be a “temporary insider” if he or she enters into a special confidential relationship in the conduct of a company’s affairs and as a result is given access to information solely for the company’s purposes. A temporary insider can include, among others, a company’s attorneys, accountants, consultants, bank lending officers, and the employees of such organizations. In addition, the Company may become a temporary insider of a company it advises or for which it performs other services. For that to occur, the company must expect the Company to keep the disclosed nonpublic information confidential and the relationship must at least imply such a duty before the Company will be considered an insider.

Trading on inside information is not a basis for liability unless the information is material. “Material information” generally is defined as information for which there is a substantial likelihood that a reasonable investor would consider it important in making is or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company’s securities. Information that principals, associates, and person subject to this Codes should consider material includes, but is not limited to: dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments. Any non-public information about an Advisory Client should also be treated as potentially material, including portfolio holdings and actual or potential Advisory Client trades.

Information is nonpublic until it has been adequately disseminated to the public. Public dissemination is generally considered adequate once the information has been in circulation long enough for it to have been reasonably assimilated. Absent unusual circumstances, information disseminated through broad means of public communication (for example, via television broadcast or press releases to the business and general news wires) or found in a report filed with the SEC, or appearing in Dow Jones, Reuters, The Wall Street Journal, or other publications of general circulation or readily accessible on the Internet would usually be considered adequately disseminated within 48 hours of initial public release.

Before trading for yourself or others in the securities of a company about which you may have potential inside information, ask yourself the following questions:

(1)         Is the information material? Is this information that an investor would consider important in making his or her investment decisions? Is this information that would substantially affect the market price of the securities if generally disclosed?

(2)         Is the information nonpublic? To whom has this information been provided? Has the information been effectively communicated to the marketplace?

If, after consideration of the above, you believe the information is material and nonpublic, or if you have questions as to whether the information is material and nonpublic, you should take the following steps.

(1)         Report the matter immediately to the CCO.

(2)         Do not purchase or sell the securities on behalf of yourself or others.

(3)         Do not communicate the information inside or outside the Company, other than to the CCO.

(4)         After the CCO has reviewed the issue, you will be instructed to continue the prohibitions against trading and communication, or you will be allowed to trade and communicate the information.

Information in your possession that you identify as material and nonpublic may not be communicated to anyone, including persons within the Company, except as provided above. In addition, care should be taken so that such information is secure. For example, files containing material nonpublic information should be sealed; access to computer files containing material nonpublic information should be restricted.

The role of the CCO is critical to the implementation and maintenance of the Company’s policy and procedures against insider trading. The Company’s supervisory procedures can be divided into two classifications — prevention of insider trading and detection of insider trading.

In an effort to prevent insider trading, the Company will, when it has been determined that a person subject to this Code has material nonpublic information,

(1) implement measures to prevent dissemination of such information, and

(2) if necessary, restrict principals, associates, and persons subject to this Codes from trading the securities.

In an effort to detect insider trading, the CCO will:

(1) review the personal trading activity reports filed by each person subject to this Code, and

(2) compare such activity to the trading activity of accounts managed by the Company.

VII.   ADDITIONAL RESTRICTIONS AND REQUIREMENTS

(1)          Gifts Policy. No Access Person shall give to or receive from any person or entity that does business (or it is wished would do business) with or on behalf of the Company or a Fund (a “vendor”) any gift or gifts:

•                 with a cumulative value greater than $100 to or from any one vendor per calendar year, or

•                 with a cumulative value greater than $500 to or from all vendors per calendar year.

The following are excepted from the foregoing gifts policy limitations:

•      promotional items (T-shirts, mugs, pens and the like) of nominal value (less than $25);

•      gifts of reasonable value for special occasions (holidays, retirements and the like);

•      business entertainment shall not be treated as a “gift” if the type of entertainment provided is customary (meal, sporting event, theatre tickets or the like), the value is reasonable and a vendor representative accompanies the Access Person during the entertainment.

Access Persons shall report to the CCO (or to the CCO’s designee maintaining the gifts log) within 5 business days each gift given or received of value greater than $25. Any Access Person who receives a gift in excess of the limits of the Company’s gifts policy must refuse to accept it or return it to the sender, or donate it to charity if appropriate (for example, in the case of perishable items).

(2)   Board Seats/Other Positions. No Investment Personnel shall accept a position as a director, trustee, or general partner of a publicly traded entity, or similar position with respect to a governmental or quasi-governmental entity or board, unless the acceptance of such position has been approved by the CCO as consistent with the interests of the Company and its Advisory Clients. In determining whether to approve such a position, consideration shall be given to relevant factors such as whether the position would pose conflicts or potential conflicts of interest with Advisory Clients and/or whether instituting information barriers between the relevant Investment Personnel and other parts of the Company would be necessary or appropriate.

VIII.  REPORTING OBLIGATIONS

(1)   Initial Holdings Reports. Each Access Person shall report to the CCO not later than 10 days after the person becomes an Access Person the following information:

(A) The title, number of shares, and principal amount of each Security and each Fund in which the Access Person had any Beneficial Ownership when the person became an Access Person;

(B) The name of any broker, dealer or bank with whom the Access Person maintained an account in which any Securities or Fund shares were held for the Beneficial Ownership of the Access Person as of the date the person became an Access Person; and

(C) The date the report is submitted by the Access Person.

The form attached as Exhibit A to this Code may be used for this purpose. Other written records may also suffice so long as they contain all the information required by this section and such form.

(2)   Quarterly Transaction Reports. Each Access Person shall report all Security or Fund share transactions, and any new Personal Accounts opened, to the CCO each quarter. In the event no reportable transactions occurred during the quarter, the report should be so noted and returned signed and dated. Every report shall be made not later than 30 days after the end of a calendar quarter and shall contain the following information:

(A)  With respect to any transaction during the quarter in a Security or Fund in which the Access Person had any Beneficial Ownership:

(i)    The date of the transaction, title, interest rate and maturity date (if applicable), the number of shares and principal amount of each Security or Fund involved;

(ii)   The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

(iii)  The price of the Security or Fund at which the transaction was effected;

(iv)  The name of the broker, dealer, adviser, mutual fund company or bank with or through whom the transaction was effected; and

(v)   The date the report is submitted by the Access Person.

(B)        With respect to any Personal Account established during the quarter by the Access Person in which any Securities or Fund shares were held for the Beneficial Ownership of the Access Person:

(i)    The name of the broker, dealer, adviser, mutual fund company or bank with whom the Access Person established the account;

(ii)   The date the account was established; and

(iii)  The date the report is submitted by the Access Person.

The form attached as Exhibit C to this Code may be used for this purpose. Other written records may also suffice so long as they contain all the information required by this section and such form.

(3)   Annual Holdings Reports. Each Access Person shall report to the CCO not later than January 30 each year the following information:

(A) The title, number of shares and principal amount of each Security and Fund held for the Beneficial Ownership of the Access Person as of December 31 the prior year;

(B) The name of any broker, dealer, adviser, mutual fund company or bank with whom the Access Person maintains a Personal Account in which any Securities or Funds are or, as of December 31 were, held for the Beneficial Ownership of the Access Person; and

(C) The date the report was submitted by the Access Person.

The form attached as Exhibit B to this Code may be used for this purpose. Other written records may also suffice so long as they contain all the information required by this section and such form.

(4)   Annual Certification. Every Access Person shall certify at least annually that he or she:

(A) has read and understands this Code;

(B) recognizes that he or she is subject to the Code;

(C) has complied with the Code; and

(D) has disclosed and reported all personal Securities and Fund transactions and holdings required to be disclosed or reported.

(5)   Limited Offering Disclosures. Every Access Person who owns Securities acquired in a Limited Offering shall disclose such ownership to the CCO if such person is involved in any subsequent consideration of an investment in the issuer by an Advisory Client. The Company’s decision to recommend the purchase of such issuer’s Securities to any Advisory Client will be subject to independent review by the CCO.

(6)   Duplicate Statements and Confirms. Each Access Person must direct each brokerage firm, investment adviser, mutual fund or bank at which the Access Person maintains a Personal Account holding Securities or Fund shares to promptly send duplicate copies of such person’s account statements and transaction confirmations to the CCO. Compliance with this provision can be effected by the Access Person’s providing duplicate copies of all such statements and confirmations directly to the CCO within two business days of receipt by the Access Person. Such duplicate statements and confirmations may substitute for the information called for on the quarterly transaction reports required by under Section VIII(2) above, so long as they contain all the information required by that section.

(7)   Exception to Reporting Requirement. Access Persons need not report with respect to transactions effected for, and Securities held in, any account over which the Access Person has no direct or indirect influence or control.

IX. REVIEW AND ENFORCEMENT

(1)   CCO Monitoring. The CCO shall review all transactions and holdings reports submitted by Access Persons. Among other things, the CCO shall check to see whether precleared transactions were in fact completed within the period during which the preclearance remained valid. In addition, reported personal Securities transactions will be spot checked against portfolio transactions effected by the Access Persons in Advisory Clients’ accounts and against any Securities the CCO knows to be under consideration for purchase or sale by the Company for any Advisory Client account. Before making any determination that a violation of this Code may have been committed by any person, the CCO shall give such person an opportunity to supply additional explanatory material.

(2)   Outside Counsel Assistance. If the CCO determines that a violation of this Code may have occurred, the CCO may submit a written determination, together with the confidential quarterly report and any additional explanatory material provided by the individual(s) involved, to the Company’s outside counsel, who shall be requested to make an independent determination as to whether a violation has occurred.

(3)   Sanctions. If the Company, with or without the assistance of outside counsel, determines that a violation has occurred, the Company’s President, in consultation with other members of Senior Management not involved in the violation, shall impose upon the responsible individual(s) such sanctions, if any, as they deem appropriate in their sole discretion.

(4)   Independent Determination. No person shall participate in a determination of whether he or she has committed a violation of this Code or in the imposition of any sanction against himself or herself.

X.   RECORDS

The Company shall maintain records in the manner and to the extent set forth below, which records shall be available for examination by representatives of the SEC or other regulatory body.

(1)   A copy of this Code and any other code which is, or at any time within the past 5 years has been, in effect shall be maintained in an easily accessible place.

(2)   A record of any violation of this Code, and of any action taken as a result of such violation, shall be preserved in an easily accessible place for a period of not less than 5 years following the end of the fiscal year in which the violation occurs.

(3)   A record of all written acknowledgements required under this Code from each person who is currently, or within the past 5 years was, a Supervised Person of the Company shall be maintained and preserved in an easily accessible place for a period of not less than 5 years following the end of the fiscal year during which the last entry was made on such record, the first 2 years in an appropriate office of the Company.

(4)   A copy of each report made by an Access Person pursuant to this Code, including any duplicate statement or confirmation provided in lieu thereof, must be maintained for a period of not less than 5 years from the end of the fiscal year in which it is made or information provided, the first 2 years in an easily accessible place.

(5)   A record of the names of all persons who are, or within the past 5 years were, Access Persons of the Company or otherwise required to make reports under this Code shall be maintained in an easily accessible place.

(6)  A record of any decision, and the reasons supporting the decision, to approve the acquisition by Access Persons of any Limited Offerings, shall be maintained for at least 5 years after the end of the fiscal year in which the approval is granted.

(7)   A copy of each report required in Section XI(7) below must be maintained for at least 5 years following the end of the fiscal year in which it is made, the first 2 years in an easily accessible place.

(8)   A record of any exception or waiver granted under this Code, including information explaining the pertinent circumstances and rationale, shall be maintained for at least 5 years after the end of the fiscal year in which such exception or waiver is granted.

XI.    MISCELLANEOUS

(1)   Disseminating Copies of the Code. The CCO will ensure that all Supervised Persons of the Company are provided with a copy of this Code, and any amendments to it that may be adopted from time to time, and such Supervised Persons must provide the Company with a written acknowledgment of their receipt of the Code and such amendments.

(2)   Periodic Training. The Company shall hold at least annually a meeting that includes training and review of insider trading and other policies and procedures included in this Code.

(3)   Access Persons List. The Company shall create and thereafter maintain a list of all Access Persons and the CCO will ensure that all Access Persons required to report under this Code are informed of their reporting obligations.

(4)   Confidentiality of Reports. All reports of Securities transactions and any other information filed with the Company pursuant to this Code shall be treated as confidential, except where the Company is required by law or by fiduciary obligation to disclose such information.

(5)   Interpretations. The Company may from time to time adopt such interpretations of this Code as it deems appropriate.

(6)   Reports About Code to Company Management. The CCO of the Company shall report at least annually to Senior Management of the Company as to the operation of this Code and shall address in any such report any material violations and the need (if any) for further changes or modifications to this Code.

(7)   Reports About Code to Fund Board. As required by law or as requested by a Fund, the CCO of the Company shall furnish to the Board of Trustees of each respective Fund a written report that (i) describes any issues arising under this Code or the Company’s procedures since the last report, including but not limited to, information about material violations of the Code or procedures and sanctions imposed in response to the material violations; and (ii) certifies that the Company has adopted procedures reasonably necessary to prevent Access Persons from violating this Code.

(8)   Fund Board Approval of Code Amendments. The CCO shall ensure that this Code and all material changes to this Code are submitted to each Fund for Board review and approval no later than six months following the date of implementation of such changes.

(9)   Exceptions/Waivers to the Code. The Company reserves the right to grant an exception or waiver of compliance with the provisions of this Code, so long as such exception or waiver is not inconsistent with any applicable laws and regulations, the Company’s fiduciary obligations to its Advisory Clients or the best interest of such clients, and provided that in no event shall any exception or waiver be granted to a Supervised Person from compliance with any provision required in the Code by SEC Rule 204A-1 under the Advisers Act or Rule 17j-1 under the Investment Company Act. Such exceptions or waivers may be granted by the President of the Company (or, in the case of an exception or waiver granted to the President, by the CCO), in consultation with other members of Senior Management, and the CCO shall be responsible for ensuring that appropriate documentation of each exception or waiver, including information explaining the pertinent circumstances and rationale, is created and maintained in the Company’s records (see Section X(8)) and disclosed to the extent required (for example, exceptions or waivers that might be considered important by the Fund Board should be included in the report referenced in Section XI(7)).

Exhibit A

INITIAL REPORT AND ACKNOWLEDGMENT

By signing below, I acknowledge that I have received a copy of and have read and understand the Code of Ethics of GNI Capital, Inc. as amended and restated effective April 20, 2009, and the Policies and Procedures Manual of GNI Capital, Inc., dated March 20, 2009, and of Hamilton Joseph Advisors, LLC, dated January 29, 2008,and that I am subject to the foregoing in the capacity of “employee,” “supervised person” and “Access Person.” I certify that I am in compliance with all the policies, procedures, provisions and requirements contained in such Code and Policies and Procedures Manual and that I will remain in compliance with them so long as I am so required. I further understand that no less than quarterly I am to disclose any securities transactions required to be disclosed by the Code of Ethics. I hereby agree that I will abide by such requirements at all times.

As of                                        [date no more than 45 days prior to becoming an Access Person], I had a direct or indirect beneficial ownership in the following reportable securities:

Name of Security	No. of Shares	Principal Amount	Type of Interest (Direct or Indirect)

I hereby represent that, as of                                        [date no more than 45 days prior to becoming an Access Person], the only account(s) holding any securities for my direct or indirect benefit are with the brokers, dealers, banks or other institutions listed below:

Name of Broker, Dealer, Bank or Other Institution with Whom Account is Held	Date Established

Signature	Title

Type/Print Name/Title

Date:

[report must be dated and submitted no later than 10 days after becoming an Access Person]

Exhibit B

ANNUAL REPORT AND ACKNOWLEDGMENT

FOR THE CALENDAR YEAR ENDED DECEMBER 31,

By signing below, I acknowledge that I have received a copy of and have read and understand the Code of Ethics of GNI Capital, Inc. as amended and restated effective April 20, 2009, and the Policies and Procedures Manual of GNI Capital, Inc., datedMarch 20, 2009 and that I am subject to the foregoing in the capacity of “employee,” “supervised person” and “Access Person.”

I certify that, during the year, I have complied with all the policies, procedures, provisions and requirements contained in such Code and Policies and Procedures Manual and that I will continue to remain in compliance with them so long as I am so required. I further certify that I have reported all securities transactions and accounts required to be reported pursuant to the Code.

As of                                                [date no more than 45 days prior to the date the report is submitted], I had a direct or indirect beneficial ownership in the following reportable securities:

Name of Security	No. of Shares	Principal Amount	Type of Interest (Direct or Indirect)

I hereby represent that, as of                                                [date no more than 45 days prior to the date the report is submitted], the only account(s) holding any securities for my direct or indirect benefit are with the brokers, dealers, banks or other institutions listed below:

Name of Broker, Dealer, Bank or Other Institution with Whom Account is Held	Date Established

Signature	Title

Type/Print Name/Title

Date:

[report must be dated and submitted no more than 30 calendar days after the start of the calendar year]

Exhibit C

QUARTERLY SECURITIES TRANSACTION

AND ACCOUNT REPORTING FORM

Calendar Quarter Ended           /          /

I hereby certify that, during the calendar quarter referred to above, the following transactions were effected in securities of which I had, or by reason of such transaction acquired, direct or indirect beneficial ownership, and which are required to be reported pursuant to the Code of Ethics of GNI Capital, Inc. as amended and restated effective April 20, 2009.

Date of Transaction	Name of Security (Title and, as applicable, Exchange Ticker Symbol or CUSIP number)	No. of Shares (if applicable)	Interest Rate and Maturity Date (if applicable)	Principal Amount (if applicable)	Nature of Transaction (purchase, sale, other)	Price	Broker, Dealer, Bank or Other Institution Through Whom Effected

This report excludes transactions not required to be reported under the Code of Ethics and is not an admission that I have or had any direct or indirect beneficial ownership in the securities listed.

I hereby certify that, during the quarter referenced above, the account(s) listed below were established and hold, or during the quarter referenced above held, securities in which I have or had direct or indirect beneficial ownership.

Name of Broker, Dealer, Bank or Other Institution with Whom Account is Held	Date Established

Signature	Title

Type/Print Name/Title

Date:

[report must be dated and submitted no later than 30 days after the end of the relevant calendar quarter]